Exhibit 99.3

J&S Leasing, Inc. & Kenesaw Leasing, Inc.
Combined Balance Sheets
September 30, 2004
(in thousands)
September 30, 2004
(unaudited)
ASSETS
Cash and Due from Banks	$473
Repossessed Assets	3,285
Investment in Lease Receivables, Net	60,618
Premises and Equipment, Net	76
Other Assets	754
TOTAL ASSETS	$65,206

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Lines of Credit from Related Party	$41,489
Customer Deposits	3,381
Other Liabilities	3,581
Total Liabilities	48,451

STOCKHOLDER'S EQUITY	16,755

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$65,206

J&S Leasing, Inc. & Kenesaw Leasing, Inc.
Combined Statements of Income
For the Nine Months Ended September 30, 2004 and 2003
(in thousands)
	For the Nine Months Ended September 30,
	2004	2003
	(unaudited)

Interest Income	$6,231	$5,941
Interest Expense	855	863
Net Interest Income	5,376	5,078
Provision for lease losses	356	493
Net Interest Income After Provision for Lease Losses	5,020	4,585
Noninterest Income	171	491
Noninterest Expense	1,271	1,474
Income Before Income Taxes	3,920	3,602
Income Tax Provision	1,534	1,399
Net Income	$2,386	$2,203

J&S Leasing, Inc. and Kenesaw Leasing, Inc
Combined Statements of Cash Flows
For the Nine Months Ended September 30, 2004 and 2003
(in thousands)
	For the Nine Months Ended September 30,
	2004	2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,386	$2,203
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Provision for Credit Losses	356	493
Depreciation	27	38
Amortization	44	93
Unearned Income	206	548
(Gain) on Sale of Repossessions	(1)	(5)
Changes in Operating Assets and Liabilities -
Other Assets	(2,020)	874
Accounts Payable and Accrued Expenses	(540)	415
Due to Related Party	1,530	(1,566)
Net Cash Provided by Operating Activities	1,988	3,093

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Fixed Assets	(14)	(11)
Change in Leases, net	(4,030)	(4,101)
Customer deposits received	206	236
Net Cash Used in Investing Activities	(3,838)	(3,876)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank Overdraft	(827)	(1,034)
Borrowings on lines of credit, net	2,713	3,375
Net Cash Provided by Financing Activities	1,886	2,341

NET CHANGE IN CASH AND CASH EQUIVALENTS	36	1,558
CASH AND CASH EQUIVALENTS - beginning of period	437	-
CASH AND CASH EQUIVALENTS - end of period	$473	$1,558